Exhibit (a)(1)(i)

Offer to Purchase

KEMET Corporation

Offer To Purchase For Cash
Up to $40,500,000 of
2.25% Convertible Senior Notes due 2026
(CUSIP Nos. 488360 AA6 and 488360 AB4)

This tender offer and your withdrawal rights will expire at 11:59 p.m., New York City time, on May 17, 2010, unless extended by KEMET Corporation (such time and date, as the same may be extended, the “Expiration Date”) or unless earlier terminated by the Company. Your acceptance of the tender offer may only be withdrawn prior to the Expiration Date under the circumstances described in this Offer to Purchase and in the Letter of Transmittal.

KEMET Corporation, a Delaware corporation (“KEMET,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), up to $40,500,000 in aggregate principal amount (subject to amendment, the “Maximum Tender Amount”) of its 2.25% Convertible Senior Notes due 2026 (the “Notes”) (CUSIP Nos. 488360 AA6 and 488360 AB4) at a purchase price equal to $935 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

There are currently $81,081,000 aggregate principal amount of Notes outstanding. The Company will not purchase more than the Maximum Tender Amount of Notes in this tender offer. Subject to the terms and conditions set forth herein, all Notes validly tendered and not validly withdrawn up to the Maximum Tender Amount will be accepted for purchase. If the amount of Notes validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, then the Company will accept for purchase Notes that have been validly tendered and not validly withdrawn up to the Maximum Tender Amount on a pro rata basis (as may be adjusted, at the discretion of the Company, including without limitation adjustments to avoid the purchase of Notes in principal amount other than integral multiples of $1,000).

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the receipt by KEMET of proceeds from a concurrent debt financing (the “Debt Financing”) whereby we have issued debt in an aggregate principal amount of at least $225,000,000 (the “Funding Condition”) and (2) the other general conditions to the tender offer set forth herein discussed under the heading “Conditions to the Tender Offer,” being satisfied or waived on or prior to the Expiration Date. If the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

See “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions” for a discussion of certain factors that should be considered in evaluating the tender offer.

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR NOTES

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Subject to the terms and conditions governing the Notes, the Notes are convertible into KEMET common stock at a conversion rate (subject to adjustment) of 103.0928 shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $9.70 per share of common stock. The Notes are not listed for trading on any national security exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. KEMET’s common stock is currently traded on the Pink Sheets and the OTC Bulletin Board under the symbol “KEME.OB.” The closing price of our common stock on April 19, 2010 was $1.65 per share.

The dealer manager for the tender offer is:

BofA Merrill Lynch

April 20, 2010

IMPORTANT INFORMATION

This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the tender offer. None of KEMET, the trustee under the indenture governing the Notes, the information agent, the depositary or the dealer manager makes any recommendations as to whether or not you should tender Notes pursuant to the tender offer. Each holder must make its own decision as to whether to tender its Notes and, if so, the principal amount of the Notes to be tendered.

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Funding Condition (which requires receipt by KEMET of proceeds from the Debt Financing whereby we have issued debt in an aggregate principal amount of at least $225,000,000) and (2) the other general conditions to the tender offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Conditions to the Tender Offer.” If the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

Subject to applicable law, KEMET reserves the right, in its sole discretion, to (1) waive any condition to the tender offer (including the Funding Condition) and accept all Notes previously tendered pursuant to the tender offer, (2) extend the Expiration Date and retain all Notes tendered pursuant to the tender offer, subject, however, to the withdrawal rights of holders of Notes as described under “Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the tender offer in any respect and (4) terminate the tender offer and not accept for purchase any Notes upon failure of any of the conditions to the tender offer. Any amendment to the tender offer will apply to all Notes tendered pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, KEMET will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit, on the day of acceptance of the Notes tendered pursuant to the tender offer, by or on behalf of KEMET of immediately available (same day) funds with D.F. King & Co., Inc., the depositary for the tender offer.

In the event that the tender offer is withdrawn or otherwise not completed, the purchase price with respect to the tender offer will not be paid or become payable to holders of Notes who have validly tendered their Notes in connection with the tender offer. In any such event, any Notes previously tendered in the tender offer will be promptly returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To participate in the tender offer, you must validly tender your Notes as described below. It is your responsibility to validly tender your Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

The Notes are represented by a global certificate registered in the name of The Depository Trust Company (“DTC”) or its nominee. DTC or its nominee is the only registered holder of the Notes. DTC facilitates the clearance and settlement of transactions in the Notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such Notes in this exchange must contact its nominee and instruct the nominee to tender its Notes on its behalf.

To participate in the tender offer, a DTC participant must electronically submit its acceptance through DTC’s Automated Tender Offer Program (“ATOP”) system or complete, sign and mail or transmit the Letter of Transmittal to the information agent prior to the Expiration Date.

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For Notes to be property tendered, the information agent must receive, prior to the Expiration Date, either:

•                  a timely confirmation of book-entry transfer of such Notes and a properly completed Letter of Transmittal according to the procedure for book-entry transfer described in this Offer to Purchase; or

•                  an agent’s message through ATOP.

See “Procedures for Tendering Notes” and the Letter of Transmittal. If you have any questions or need help in tendering your Notes, please contact the information agent, whose addresses and telephone numbers are listed on the back cover page of this Offer to Purchase.

To validly tender Notes pursuant to this tender offer, holders must timely tender their Notes in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. We have not provided guaranteed delivery procedures in conjunction with the tender offer or under any of this Offer to Purchase or other materials provided herewith.

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that Notes not yet accepted for purchase may be withdrawn at any time after June 15, 2010 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

Holders who do not tender their Notes for repurchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the indenture governing the Notes. The Notes are not listed for trading on any national security exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. KEMET’s common stock is currently traded on the Pink Sheets and the OTC Bulletin Board under the symbol “KEME.OB.” In addition, upon the consummation of the Debt Financing, the Notes will become effectively subordinated in right of payment to the Debt Financing, to the extent of the assets securing such Debt Financing. See “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain United States Federal Income Tax Considerations” for discussions of certain factors that should be considered in evaluating the tender offer.

This Offer to Purchase is not being made to holders of Notes in any jurisdiction where the making or acceptance of this tender offer would not comply with the laws of such jurisdiction. The information contained in this Offer to Purchase is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to holders of the Notes in a manner reasonably calculated to inform such holders of such change. Neither the delivery of this document and related documents nor any purchase of Notes by us will, under any circumstances, create any implication that the information contained in this document or in any related document is current as of any time subsequent to the date of such information.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, that information or representation may not be relied upon as having been authorized by KEMET or the dealer manager.

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the holders of Notes. None of KEMET, the dealer manager, the information agent, the depositary or the trustee is responsible for the selection or use of the CUSIP numbers listed on the front cover page of this Offer to Purchase, and no representation is made as to its correctness on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

Questions and requests for assistance or for additional copies of this Offer to Purchase or any other documents related to this tender offer may be directed to D.F. King & Co., Inc., the information agent for the tender offer at its address and telephone number set forth on the back cover of this Offer to Purchase. Any questions concerning the terms of the tender offer or requests for assistance may be directed to Banc of America Securities LLC (“BofA Merril Lynch”), the dealer manager for the tender offer at its address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Notes with questions and requests for assistance concerning the tender offer. Any holder or beneficial owner that has questions concerning tender procedures should contact the depositary at the address or telephone numbers set forth on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

The following summary is provided solely for the convenience of the holders of Notes. The information set forth below is a summary of the material terms of the tender offer and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. Holders are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	KEMET Corporation, a Delaware corporation.

The Notes	2.25% Convertible Senior Notes due 2026.

The Tender Offer

We are offering to purchase up to the Maximum Tender Amount of the outstanding Notes for cash at the purchase price set forth below, upon the terms and subject to the conditions described in this Offer to Purchase.

Purchase Price

The consideration for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the tender offer shall be $935 plus accrued and unpaid interest up to, but not including, the date the Notes are purchased.

Purpose of the Tender Offer; Sources and Amount of Funds

The purpose of the tender offer, together with the Debt Financing, is to refinance a portion of the outstanding Notes in order to retire such portion of the debt associated with the Notes. We intend to finance the tender offer with the proceeds from the Debt Financing. The Debt Financing is subject to the satisfaction or waiver of certain conditions and, as such, there can be no assurance that the Debt Financing will be completed. If the Debt Financing is not completed, we will not be required to accept for purchase or pay for any Notes. See “Purpose of the Tender Offer” and “Sources and Amount of Funds.”

Withdrawal Rights

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. If the tender offer expires and is not extended by us then, subject to applicable law, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 15, 2010 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

The Expiration Date

The tender offer will expire at 11:59 p.m., New York City time, on May 17, 2010, unless extended by us or earlier terminated. If the Expiration Date is extended, we will issue a public announcement (in the form of a press release to PR Newswire) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date.

Acceptance Date

Tendered Notes will be deemed to have been accepted for payment when KEMET gives oral notice (confirmed in writing) to DTC or written notice thereof of its acceptance of all or a pro rata portion of the tendered Notes.

Payment Date	The purchase price for Notes validly tendered and accepted for purchase after the Expiration Date of the tender offer will be paid promptly following the Expiration Date. Payment will be made in immediately available (same day) funds. See “The Tender Offer—Acceptance of Notes for Purchase; Payment for Notes.”

Proration

We will accept for purchase up to $40,500,000 in aggregate principal amount of Notes (or, if the Maximum Tender Amount is increased, the applicable Maximum Tender Amount). If Notes with aggregate principal amounts in excess of the Maximum Tender Amount are validly tendered and not validly withdrawn in connection with this tender offer, then the Company will accept for purchase Notes that have been validly tendered and not validly withdrawn up to the Maximum Tender Amount on a pro rata basis and make corresponding reductions in the amount of the Notes tendered by each individual tendering holder that are accepted for purchase. See “Proration of Tendered Notes.”

If proration of the tendered Notes is required, we will determine the final proration factor as soon as practicable after the Expiration Date. Notes validly tendered on or prior to the Expiration Date and not purchased pursuant to the tender offer because of a pro rata reduction in the Notes accepted for purchase will be returned to the tendering holders at the Company’s expense as promptly as possible following the Expiration Date.

Conditions Precedent to the Tender Offer

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Funding Condition (which requires receipt by KEMET of proceeds of the Debt Financing whereby we have issued debt in an aggregate principal amount of at least $225,000,000) and (2) the other general conditions to the tender offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Conditions to the Tender Offer.” If the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes, and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions

Consummation of the tender offer may have adverse consequences for holders of Notes that elect not to tender Notes pursuant to the tender offer.

The Notes are unsecured obligations of KEMET. Consequently, upon the consummation of the Debt Financing, the Notes will become effectively subordinated in right of payment to the Debt Financing, to the extent of the assets securing such Debt Financing.

The trading market for Notes not tendered pursuant to the tender offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the tender offer, which may adversely affect the market price for the Notes.

The purchase of Notes pursuant to the tender offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to KEMET to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of indebtedness income will be offset by the current taxable year net operating losses and the net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain United States Federal Income Tax Considerations.”

Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions

If the tender offer is not consummated pursuant to the terms and conditions described in this Offer to Purchase, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund any future repurchase or retirement obligations with respect to the Notes. The failure to successfully implement our financing plans or maintain sufficient cash would have a material adverse effect on our business, results of operations, financial position and liquidity.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions.”

Procedures for Tendering Notes

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf.

If you are a DTC participant, to participate in the tender offer you must either:

•                  electronically transmit your acceptance through ATOP; or

•                  complete, sign and mail a Letter of Transmittal to the information agent prior to the Expiration Date.

See “Procedures for Tendering Notes” and the accompanying Letter of Transmittal.

For further information on how to tender your Notes, call the information agent at the telephone number set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Waivers; Extensions; Amendment; Termination

Subject to applicable law, we reserve the right, in our sole discretion, to (1) waive any condition to the tender offer (including the Funding Condition) and accept all Notes previously tendered pursuant to the tender offer, (2) extend the Expiration Date and retain all Notes tendered pursuant to the tender offer, subject, however, to the withdrawal rights of holders of Notes as described under “Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the tender offer in any respect and (4) terminate the tender offer and not accept for purchase any Notes upon failure of any of the conditions to the tender offer. Any amendment to the tender offer will apply to all Notes tendered pursuant to the tender offer. See “Expiration Date; Extension; Termination; Amendments.”

Certain United States Federal Income Tax Considerations	For a summary of certain United States federal income tax considerations of the tender offer, see “Certain United States Federal Income Tax Considerations.”

Brokerage Commissions

No brokerage commissions are payable by holders of Notes to the dealer manager, the information agent or the depositary. If Notes are held through a nominee, holders should contact their nominee to determine whether any transaction costs are applicable.

Dealer Manager	The dealer manager for the tender offer is Banc of America Securities LLC.

Information Agent and Depositary	D.F. King & Co., Inc.

Trustee	Wilmington Trust Company.

Further Information

Additional copies of this Offer to Purchase and any other documents related to the tender offer may be obtained by contacting the information agent or the dealer manager, each at its telephone number(s) and address set forth on the back cover of this Offer to Purchase.

ANSWERS TO QUESTIONS YOU MAY HAVE

The following are answers to some of the questions that you, as a holder of Notes may have. We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal carefully because the information below is not complete. Additional important information is contained in the remainder of this document and in the accompanying Letter of Transmittal.

Information About the Tender Offer

Who is offering to buy your Notes?

KEMET is offering to purchase the Notes. The mailing address of KEMET’s principal executive offices is 2835 Kemet Way, Simpsonville, South Carolina 29681. KEMET’s phone number is (864) 963-6300.

What securities are the subject of the tender offer?

We are offering to purchase up to $40,500,000 in aggregate principal amount of our outstanding 2.25% Convertible Senior Notes due 2026. The Notes were issued pursuant to an indenture (the “Indenture”) dated as of November 1, 2006, between us and Wilmington Trust Company, the trustee of the Notes.

Why is KEMET offering to purchase your Notes?

The purpose of the tender offer, together with the Debt Financing, is to refinance a portion of the outstanding Notes in order to retire such portion of the debt associated with the Notes. You should read the section titled “Purpose of the Tender Offer” for more information.

What price will you receive for your Notes if you tender them to us?

We are offering to purchase your Notes for cash at a purchase price of $935 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, subject to our acceptance of your tendered Notes.

Will tenders of the Notes be subject to proration?

If the aggregate principal amount of the Notes validly tendered and not validly withdrawn in the tender offer exceeds the Maximum Tender Amount, we, if we accept Notes in the tender offer, will accept Notes for purchase on a prorated basis. In such a case, the aggregate principal amount of Notes to be purchased from each holder that tenders Notes will be calculated by multiplying the aggregate principal amount of the Notes tendered by such holder by a factor equal to the applicable Maximum Tender Amount divided by the aggregate principal amount of Notes, as applicable, tendered by all holders of Notes, such that the aggregate principal amount of all Notes purchased shall not exceed the applicable Maximum Tender Amount. All Notes not accepted as a result of proration will be returned to the tendering holders at our expense promptly following the Expiration Date. Subsequent to the application of the proration factor, if applicable, we may round down the principal amount of the Notes accepted for purchase to the nearest $1,000 principal amount to avoid purchases of Notes in principal amounts other than integral multiples of $1,000. We will announce whether the aggregate principal amount validly tendered and not validly withdrawn exceeds the Maximum Tender Amount and, if applicable, the results of proration by press release promptly after the Expiration Date.

What will KEMET do with the Notes purchased?

We will deliver the Notes that we purchase in the tender offer to the trustee for cancellation and those Notes will cease to be outstanding.

When does the tender offer expire?

You have until 11:59 p.m., New York City time, on May 17, 2010, to tender your Notes pursuant to the tender offer, unless we choose to extend the tender offer. If we extend the tender offer, we will make a public announcement (in the form of a press release to PR Newswire) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date.

In addition, if we materially change the terms of the tender offer or if we waive a material condition of the tender offer, we will disseminate additional tender offer materials and extend the tender offer in compliance with the Exchange Act.

When will you receive payment for your tendered Notes?

We will pay for the accepted tendered Notes in cash promptly following May 17, 2010, the day on which your right to tender Notes expires, if the tender offer is not extended. If the tender offer is extended, we will pay for accepted tendered Notes promptly following expiration of the extended tender offer. The timing of our acceptance for purchase of Notes tendered pursuant to the tender offer is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the purchase price offered or return the Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the tender offer.

Can you withdraw your tendered Notes?

Yes. Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. After the expiration of the tender offer, if the Expiration Date is not extended by us, such tenders will be irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 15, 2010 (40 business days after the commencement of the tender offer). To withdraw your tender, please follow the instructions under “Withdrawal of Tenders; Absence of Appraisal Rights” in this Offer to Purchase.

Does KEMET have the financial resources to pay for the tendered Notes?

In connection with the launch of the tender offer, we are seeking funds from a concurrent debt financing whereby we have issued debt in an aggregate principal amount of at least $225,000,000. The closing of the Debt Financing is subject to the satisfaction or waiver of certain conditions, and a portion of the proceeds from the Debt Financing must be used to purchase the Notes.

We intend to finance the tender offer with a portion of the proceeds of the Debt Financing. See “Sources and Amount of Funds.”

What happens to your Notes if you do not tender them?

If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Furthermore, if you do not tender your Notes, you will continue to have the right to convert your Notes into shares of KEMET common stock under the terms and subject to the conditions specified in the Indenture. See “Background of the Notes,” “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions.” On April 19, 2010, the closing price on the OTC Bulletin Board for a share of KEMET’s common stock was $1.65. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR KEMET COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See “Market Price Information” in this Offer to Purchase.

What consequences will arise if you do not tender your Notes and the tender offer and related transactions are successful?

Consummation of the tender offer may have adverse consequences for holders of Notes that elect not to tender Notes pursuant to the tender offer.

The Notes are unsecured obligations of KEMET. Consequently, upon the consummation of the Debt Financing, the Notes will become effectively subordinated in right of payment to the Debt Financing, to the extent of the assets securing such Debt Financing.

The trading market for Notes not tendered pursuant to the tender offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the tender offer, which may adversely affect the market price for the Notes.

The purchase of Notes pursuant to the tender offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to KEMET to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of indebtedness income will be offset by the current taxable year net operating losses and the net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to Holders of Notes Not Tendering upon Success of the Tender Offer and the Related Transactions” and “Certain United States Federal Income Tax Considerations.”

What consequences will arise if the tender offer and the related transactions are not successful?

If the tender offer is not consummated pursuant to the terms and conditions described in this Offer to Purchase, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund any future repurchase or retirement obligations with respect to the Notes. The failure to successfully implement our financing plans or maintain sufficient cash would have a material adverse effect on our business, results of operations, financial position and liquidity.

For a further discussion of these and certain other factors that should be considered in evaluating the tender offer, see “Certain Consequences to All Holders of Notes upon Failure of the Tender Offer and the Related Transactions.”

What are the tax consequences if you tender your Notes?

For a summary of certain United States federal income tax considerations of the tender offer, see “Certain United States Federal Income Tax Considerations” in this Offer to Purchase. You should consult with your own tax advisor regarding the actual tax consequences to you.

How do you tender your Notes?

To participate in the tender offer, you must validly tender your Notes as described below. It is your responsibility to validly tender your Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

The Notes are represented by a global certificate registered in the name of DTC or its nominee. DTC or its nominee is the only registered holder of the Notes. DTC facilitates the clearance and settlement of transactions in the Notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

To participate in the tender offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the Letter of Transmittal to the information agent prior to the expiration date.  The depository must receive, prior to the Expiration Date, either (i) a timely confirmation of book-entry transfer of such Notes and a properly completed Letter of Transmittal according to the procedure for book-entry transfer described in this Offer to Purchase; or (ii) an agent’s message through ATOP of DTC.

Beneficial owners of Notes who are not direct participants in DTC must contact their broker, bank or other nominee or custodian to arrange for their direct participant in DTC or to submit an instruction to DTC on their behalf in accordance with its requirements. The beneficial owners of Notes that are held in the name of a broker, bank or other nominee or custodian should contact such entity sufficiently in advance of the Expiration Date if they wish to tender their Notes and ensure that the Notes in DTC are blocked in accordance with the requirements and deadlines of DTC. Such beneficial owners of the Notes should not submit such instructions directly to DTC, us, the dealer manager or the information agent.

To validly tender Notes pursuant to this tender offer, holders must timely tender their Notes in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. We have not provided guaranteed delivery procedures in conjunction with the tender offer or under any of this Offer to Purchase or other materials provided herewith.

If you have any questions or need help in tendering your Notes, please contact the information agent, whose addresses and telephone numbers are listed on the back cover page of this Offer to Purchase.  For more information regarding the procedures for tendering your Notes, see “Procedures for Tendering Notes.”

How do you withdraw your tendered Notes?

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that Notes not yet accepted for purchase may be withdrawn at any time after June 15, 2010 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

Who can you talk to if you need more information?

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to D.F. King & Co., Inc. as information agent at 1-800-714-3312 (U.S. toll free) or (212) 269-5550 (collect) or Banc of America Securities LLC, as dealer manager, at 1-888-292-0070 (U.S. toll free) or (646) 855-3401 (collect). You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning this tender offer.

Is KEMET making any recommendation about the tender offer?

Neither we nor the trustee, dealer manager or the information agent makes any recommendation as to whether or not you should tender your Notes pursuant to the tender offer. Holders should determine whether or not to tender their Notes pursuant to the tender offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

Information About the Notes

What is the principal amount of currently outstanding Notes?

As of April 19, 2010, there was $81,081,000 aggregate principal amount of Notes outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the Indenture, the Notes are convertible into KEMET common stock at a conversion rate (subject to adjustment) of 103.0928 shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $9.70 per share of common stock. The Notes are not listed for trading on any national security exchange. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. KEMET’s common stock is currently traded on the Pink Sheets and the OTC Bulletin Board under the symbol “KEME.OB.” The closing price of our common stock on April 19, 2010 was $1.65 per share. After May 15, 2026 and prior to maturity, a holder may surrender some or all of its Notes for conversion. In addition, on or prior to May 15, 2026, a holder may surrender some or all of its Notes for conversion upon satisfaction of certain conditions relating to the public trading price of our common stock, the delivery of a notice of redemption, the occurrence of certain corporate transactions or the occurrence of certain fundamental changes or changes in the value of the trading price of the Notes. The Notes are not currently convertible.

KEMET

Overview

We are a leading global manufacturer of a wide variety of capacitors. Our product offerings include tantalum, multilayer ceramic, solid and electrolytic aluminum, film and paper. Capacitors are fundamental components of most electronic circuits and are found in communication systems, data processing equipment, personal computers, cellular phones, automotive electronic systems, defense and aerospace systems, consumer electronics, power management systems and many other electronic devices and systems. Capacitors are typically used to filter out interference, smooth the output of power supplies, block the flow of direct current while allowing alternating current to pass and for many other purposes.

We are a Delaware corporation with our principal executive offices located at 2835 Kemet Way, Simpsonville, South Carolina 29681. Our telephone number is (864) 963-6300 and our web site address is www.KEMET.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Accordingly, information contained in our web site is not incorporated by reference in, and should not be considered a part of, this Offer to Purchase.

Background of the Notes

In November 2006, we sold and issued $175,000,000 aggregate principal amount of Notes. The Notes are unsecured obligations and rank equally with our existing and future unsubordinated and unsecured obligations and are junior to our existing and future secured obligations to the extent of the value of the collateral securing such obligations. In connection with the issuance and sale of the Notes, we entered into the Indenture dated as of November 1, 2006, with Wilmington Trust Company, as trustee. The Notes bear interest at a rate of 2.25% per annum, payable in cash semi annually in arrears on each May 15 and November 15.

The Notes mature on November 15, 2026 unless earlier redeemed, converted or repurchased.

We may redeem the Notes for cash, either in whole or in part, any time on and after November 20, 2011 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of redemption.

The Notes are convertible into (i) cash in an amount equal to the lesser of the principal amount of the Notes and the conversion value of the Notes, as determined in accordance with the terms and conditions of the Notes for the relevant conversion date, and (ii) cash or shares of our common stock or a combination of cash and shares of our common stock, at our option, to the extent the conversion value at that time exceeds the principal amount of the Notes, at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes, unless we have redeemed or purchased the Notes, subject to certain conditions. The conversion value on a date of determination is equal to the closing sale price of our common stock multiplied by the conversion rate in effect on such date. The initial conversion rate was 103.0928 shares of our common stock per $1,000 principal amount of the Notes, which represents an initial conversion price of approximately $9.70 per share, subject to adjustments. The conversion rate for the Notes has not changed since their initial issuance. The holder may surrender the holder’s Notes for conversion if any of the following conditions are satisfied:

•                  during any fiscal quarter, the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price per share on such last trading day;

•                  we have called the Notes for redemption;

•                  the average of the trading prices of the Notes for any five consecutive trading day period is less than 98% of the average of the conversion values of the Notes during that period;

•                  we make certain significant distributions to the holders of our common stock; or

•                  in connection with a transaction or event constituting a “fundamental change” (as defined in the Indenture).

In addition, holders of the Notes have the right to require us to repurchase for cash all or a portion of their Notes on November 15, 2011, 2016 and 2021, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, in each case, up to but not including, the date of repurchase.

Furthermore, if we undergo a “fundamental change,” holders of the Notes have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including additional interest, if any, in each case up to but not including the date of repurchase. The Indenture provides that a “fundamental change” will be deemed to occur if:

•                  any person or group (each as defined in the Indenture) becomes the beneficial owner of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors and (A) such person or group makes certain filings with the Securities and Exchange Commission (the “SEC”) indicating the same or (B) we otherwise become aware of any such person or group;

•                  we undertake certain consolidations, mergers or sales of all or substantially all of our assets; or

•                  our common stock ceases to be listed on the New York Stock Exchange (the “NYSE”), the NASDAQ or another national securities exchange and is not then quoted on an established automated over the counter trading market in the United States.

In connection with any fundamental change that occurs prior to November 20, 2011, we are required to pay a make-whole premium on the Notes converted. The amount of the make-whole premium, if any, will be based on our stock price on the effective date of the fundamental change. The make-whole premium is expressed as a number of additional shares of our common stock to be received per $1,000 principal amount of the Notes. The maximum make-whole premium will occur if the stock price on the effective date of such fundamental change is $7.46 per share, and in such case would be 30.95 shares upon the conversion of Notes in connection with the occurrence of a fundamental change prior to November 15, 2010, or November 20, 2011. The Indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates. No make-whole premium will be paid if the price of our common stock on the effective date of the fundamental change is less than $7.46. Any make-whole premium will be payable in shares of our common stock (or the consideration into which our common stock has been exchanged in the fundamental change) on the conversion date for the Notes converted in connection with the fundamental change.

On December 31, 2008, we received notice from the NYSE that our common stock would be suspended from trading on the NYSE because we were out of compliance with the continued listing standard related to average market capitalization. On that date, the NYSE’s Listed Company Manual required that we maintain an average market capitalization of not less than $25,000,000 over a consecutive 30 trading day period. On January 23, 2009, the NYSE announced that it was temporarily reducing, through April 22, 2009, the Listed Company Manual’s minimum market capitalization standard to $15,000,000; however, this temporary reduction had no impact on our listing status. On January 9, 2009, our stock was suspended from trading on the NYSE and began trading on the Over The Counter market’s Pink Sheets. On February 2, 2009, our stock began trading on the OTC Bulletin Board. Our listings on the Pink Sheets and OTC Bulletin Board comply with the covenants under the Indenture. The delisting from the NYSE could make trading our common stock more difficult for our investors and could make it more difficult and expensive for us to raise additional capital. The transfer of the trading of our stock from the NYSE to the Pink Sheets and the OTC Bulletin Board did not constitute a “fundamental change” under the Indenture.

In May and June, 2009, we conducted a tender offer for any and all of our $175.0 million of Notes then outstanding. That tender offer was consummated on June 30, 2009, and we accepted for tender $93.9 million in aggregate principal amount of the Notes. Holders of Notes who validly tendered and did not validly withdraw their Notes received $400 for each $1,000 principal amount of Notes tendered, plus accrued and unpaid interest to, but not including, the date of payment for the Notes accepted for purchase.

Concurrent Debt Financing

Concurrently with this tender offer, KEMET intends to offer $225,000,000 in aggregate principal amount of senior notes to a limited number of qualified institutional buyers by means of a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions complying with Regulation S under the Securities Act.  The proposed Debt Financing will be subject to market conditions and other customary closing conditions. This Offer to Purchase is neither an offer to sell any securities in connection with the Debt Financing nor a solicitation of an offer to buy any securities in connection with the Debt Financing. We intend to use the net proceeds from the proposed Debt Financing to repay certain of the indebtedness outstanding under our existing credit facilities, to pay the purchase price for the Notes in this tender offer and to pay other fees and expenses incurred in connection with the Debt Financing and this tender offer. See “Capitalization of KEMET.”

PURPOSE OF THE TENDER OFFER

The purpose of the tender offer, together with the Debt Financing, is to refinance a portion of the outstanding Notes in order to retire such portion of the debt associated with the Notes.

SOURCES AND AMOUNT OF FUNDS

Assuming all outstanding Notes are tendered pursuant to the tender offer and accepted for payment on May 17, 2010 at a price of $935 per $1,000 of the principal amount of the Notes tendered, we will need approximately $37,867,500 to purchase up to $40,500,000 in aggregate principal amount of the Notes, plus amounts required to pay all accrued and unpaid interest up to, but excluding, the date on which the Notes are purchased. We intend to finance the tender offer with a portion of the proceeds from the Debt Financing. The Debt Financing is subject to the satisfaction or waiver of certain conditions, including the commencement of the tender offer on the terms described herein. We have not made alternative financing arrangements with respect to funding the tender offer, and we have not made specific plans with respect to the repayment of the Debt Financing.

THE TENDER OFFER

Principal Terms of the Tender Offer

KEMET is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, up to the Maximum Tender Amount of its outstanding Notes validly tendered and not validly withdrawn for a purchase price equal to $935 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased.

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Funding Condition (which requires receipt by KEMET of proceeds of the Debt Financing whereby we have issued debt in an aggregate principal amount of at least $225,000,000) and (2) the other general conditions to the tender offer set forth herein, being satisfied or waived on or prior to the Expiration Date. See “Conditions to the Tender Offer.” If the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders. Under Rule 13e-4(f)(5) promulgated under the Exchange Act, KEMET must pay the purchase price offered or return the Notes tendered promptly after termination or withdrawal of the tender offer.

Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of that extension or amendment) and applicable law, promptly following the Expiration Date, KEMET will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, which payment will be made by the deposit, on the day of acceptance of Notes tendered pursuant to the tender offer, on behalf of KEMET of immediately available (same day) funds with the depositary.

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. After the expiration of the tender offer, if the Expiration Date is not extended by us, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 15, 2010 (40 business days after the commencement of the tender offer). See “Withdrawal of Tenders; Absence of Appraisal Rights.”

Holders who do not tender their Notes for purchase pursuant to the tender offer or who validly withdraw their Notes on or prior to the Expiration Date will continue to hold Notes pursuant to the terms of the Indenture. Holders who do not tender their Notes for purchase pursuant to the tender offer or who withdraw their Notes on or prior to the Expiration Date will continue to have the right, during the period the Notes are convertible as specified in the Indenture, to convert the Notes into shares of KEMET common stock. On April 19, 2010, the closing price of KEMET common stock on the OTC Bulletin Board was $1.65. For information on the recent stock price of KEMET common stock, see “Market Price Information.”

The Notes purchased pursuant to the tender offer will cease to be outstanding and will be delivered to the trustee for cancellation immediately after such purchase. After we purchase Notes pursuant to the tender offer, the trading market for Notes not tendered pursuant to the tender offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the tender offer, which may adversely affect the market price for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the trading market for the Notes following the consummation of the tender offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

Maximum Tender Amount; Proration

We will accept for purchase up to $40,500,000 in aggregate principal amount of Notes (or, if the Maximum Tender Amount is increased, the applicable Maximum Tender Amount). If Notes with aggregate principal amounts in excess of the Maximum Tender Amount are validly tendered and not validly withdrawn in connection with this tender offer, then the Company will accept for purchase Notes that have been validly tendered and not validly withdrawn up to the Maximum Tender Amount on a pro rata basis.

In such a case, the aggregate principal amount of Notes to be purchased from each holder that tenders Notes will be calculated by multiplying the aggregate principal amount of the Notes tendered by such holder by a factor equal to the applicable Maximum Tender Amount divided by the aggregate principal amount of Notes, as applicable, tendered by all holders of Notes, such that the aggregate principal amount of all Notes purchased shall not exceed the applicable Maximum Tender Amount. The amount of Notes to be purchased from each tendering Holder could be reduced by a maximum of approximately 50% (which is the pro rata reduction in the event that $81,081,000 in aggregate principal amount of the Notes are tendered).

We reserve the right to amend the Maximum Tender Amount at any time in our sole discretion, subject to compliance with applicable law, which could result in our purchasing a greater or lesser aggregate principal amount of the Notes pursuant to this tender offer. There can be no assurance that we will exercise our right to amend the Maximum Tender Amount. In the event that a pro rata reduction in the Notes to be purchased in the tender offer from any tendering holder would cause such holder to tender Notes in an integral multiple of other than $1,000, the Company may adjust the amount of Notes to be purchased from such Holder down to the nearest multiple of $1,000.

If proration of the tendered Notes is required, we will determine the final proration factor as soon as practicable after the Expiration Date. Holders of the Notes may obtain such information from the depositary and information agent or the dealer manager and may also be able to obtain such information from their brokers.

Notes validly tendered on or prior to the Expiration Date and not purchased pursuant to the tender offer because of a pro rata reduction in the Notes accepted for purchase will be returned to the tendering holders at the Company’s expense as promptly as possible following the Expiration Date. The Notes that are not tendered and accepted for payment pursuant to the tender offer will remain obligations of the Company. Therefore, holders that do not tender all of their Notes pursuant to the tender offer or whose Notes are not purchased by the Company as a result of a pro rata reduction will continue to hold such Notes as obligations of the Company.

Acceptance of Notes for Purchase; Payment for Notes

The tender offer commenced on April 20, 2010, and will expire on the Expiration Date. Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, holders of Notes that tender their Notes (and do not validly withdraw such tenders) pursuant to the tender offer on or prior to the Expiration Date up to the Maximum Tender Amount will be eligible to receive the purchase price for such Notes, plus accrued and unpaid interest, if any, on the Notes, to, but excluding, the date on which the Notes are purchased. Upon the terms and subject to the conditions of the tender offer, KEMET will purchase, by accepting for purchase following the Expiration Date, and will pay for such Notes promptly following the date on which such Notes are accepted for purchase. KEMET reserves the right, in its sole discretion, to delay acceptance for purchase of Notes tendered pursuant to the tender offer or the payment for Notes accepted for purchase pursuant to the tender offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that KEMET pay the purchase price offered or return the

Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the tender offer) if any of the conditions set forth under “Conditions to the Tender Offer” shall not have been satisfied or waived by KEMET on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary. In all cases, payment for Notes accepted for purchase pursuant to the tender offer will be made only after timely receipt by the depositary of Notes (or confirmation of book entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.

For purposes of the tender offer, KEMET will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which KEMET has waived such defect) if, as and when KEMET gives oral or written notice thereof to the depositary, subject to proration as described above. Payment for Notes accepted for purchase pursuant to the tender offer will be made by KEMET by the deposit of such payment, on the day of acceptance of Notes tendered pursuant to the tender offer, in immediately available (same day) funds, with the depositary, which will act as agent for the tendering holders for the purpose of receiving the purchase price and transmitting the same to such holders. KEMET will notify the depositary of which Notes tendered on or prior to the Expiration Date are accepted for purchase and payment pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, delivery of the purchase price, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, will be made by the depositary promptly after receipt of funds for the payment of such Notes by the depositary.

Tenders of Notes pursuant to the tender offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the tender offer is delayed, or KEMET is unable to accept for purchase or to pay for validly tendered Notes pursuant to the tender offer, then the depositary may, nevertheless, on behalf of KEMET, retain tendered Notes, without prejudice to the rights of KEMET described under “Expiration Date; Extension; Termination; Amendments” and “Conditions to the Tender Offer” and “Withdrawal of Tenders; Absence of Appraisal Rights,” but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that KEMET pay the purchase price offered or return the Notes tendered promptly after the termination or withdrawal of the tender offer.

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the tender offer (including as a result of proration for the Maximum Tender Amount), such unpurchased Notes will be returned, without expense, to the tendering holder through DTC.

No alternative, conditional or contingent tenders will be accepted. A tendering holder, by tendering its Notes in this tender offer, waives all right to receive notice of acceptance of such holder’s Notes for purchase.

Holders of Notes tendered and accepted for purchase pursuant to the tender offer will be entitled to accrued and unpaid interest on their Notes to, but excluding, the date on which the Notes are purchased. Under no circumstances will any additional interest be payable because of any delay by the depositary in the transmission of funds to the holders of purchased Notes or otherwise.

Tendering holders of Notes purchased pursuant to the tender offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal has been completed, as described in the instructions thereto. KEMET will pay all other charges and expenses in connection with the tender offer. See “Dealer Manager; Information Agent and Depositary.”

PROCEDURES FOR TENDERING NOTES

The outstanding Notes are represented by a global certificate registered in the name of DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Notes only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own Notes through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender Notes, you should contact your DTC participant promptly and instruct it to tender your Notes on your behalf.

How to tender if you are a DTC participant.

To participate in the tender offer, a DTC participant must:

•                  comply with the ATOP procedures of DTC described below; or

•                  (i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile to the information agent prior to the Expiration Date.

In addition, either:

•                  the information agent must receive, prior to the Expiration Date, a properly transmitted agent’s message; or

•                  the information agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Notes into the information agent’s account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If a DTC participant chooses to tender by delivery of a Letter of Transmittal, to be validly tendered the information agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letter of Transmittal prior to the Expiration Date.

The valid tender by a holder that is not validly withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal.

The method of delivery of the Letter of Transmittal and all other required documents to the information agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the information agent before the Expiration Date. You should not send the Letter of Transmittal to us, the trustee or the dealer manager.

Signatures and signature guarantees.

If you are using a Letter of Transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal. Signature guarantees are not required, however, if the Notes are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through ATOP.

The information agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use ATOP to tender the Notes. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the information agent, transmit an acceptance of the tender offer electronically. DTC participants may do so by causing DTC to transfer the Notes to the information agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the information agent.

The term “agent’s message” means a message transmitted by DTC, received by the information agent and forming part of the book-entry confirmation, to the effect that:

•                  DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering Notes that are the subject of such book-entry confirmation;

•                  such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•                  the agreement may be enforced against such DTC participant.

Alternative Recipients of Payment

Tendering holders should indicate by submission of a Letter of Transmittal to the information agent prior to the Expiration Date the name and address to which payment of the purchase price and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP or by book-entry transfer to DTC. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the purchase price or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered.

By tendering the Notes in accordance with the foregoing, you and your nominee will be deemed to have agreed (i) to the terms and conditions of the tender offer set forth herein and (ii) that we and the depositary and information agent may enforce such terms and conditions against you and your nominee.

United States Federal Income Tax Backup Withholding

Under the United States federal income tax laws, the depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the purchase price paid to certain holders of Notes pursuant to the tender offer. In order to avoid such backup withholding, each tendering U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) of Notes electing to tender Notes pursuant to the tender offer must (1) provide the depositary with a validly executed IRS Form W-9 certifying that such holder or payee is not subject to such backup withholding or (2) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”) will be required to submit the appropriate completed IRS Form W-8 (generally Form W-8BEN) in order to establish an exemption from backup withholding.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Notes in the tender offer for their own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the tender offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and us with respect to the tender offer upon the terms and subject to the conditions of the tender offer, including the tendering Holder’s acceptance of the terms and conditions of the tender offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the tender offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

Determination of Validity

All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes will be determined by KEMET in its sole discretion, which determination shall be final and binding. KEMET reserves the absolute right (a) to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful and,

(b) subject to applicable law, to waive or amend any of the conditions to the tender offer or to waive any defect or irregularity in the tender of any of the Notes. None of KEMET, the trustee, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes will be deemed to have been validly made until all defects and irregularities with respect to such Notes have been cured or waived. Any Notes received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering holder as soon as practicable. Interpretation of the terms and conditions of the tender offer will be made by KEMET in its sole discretion and will be final and binding on all parties.

WITHDRAWAL OF TENDERS; ABSENCE OF APPRAISAL RIGHTS

Tenders of Notes made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 15, 2010 (40 business days after the commencement of the tender offer). For a withdrawal of Notes to be valid, a holder must comply fully with the withdrawal procedures set forth below.

For a withdrawal of Notes to be effective, the information agent must receive a written or facsimile transmission containing a notice of withdrawal, on or prior to the Expiration Date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder of Notes who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and the aggregate principal amount represented by such Notes, (iii) contain a statement that such holder of Notes is withdrawing the election to tender their Notes, and (iv) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. Any notice of withdrawal must identify the Notes to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

Withdrawal of Notes may only be accomplished in accordance with the foregoing procedures

Notes validly withdrawn may thereafter be re-tendered at any time on or prior to the Expiration Date by following the procedures described under “Procedures for Tendering Notes.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by KEMET, in its sole discretion, which determination shall be final and binding. KEMET reserves the absolute right (a) to reject any and all withdrawals of a tender not in proper form and to determine whether the acceptance of such withdrawal of a tender would be unlawful and, (b) subject to applicable law, to waive or amend any of the conditions to withdrawal of a tender or to waive any defect or irregularity in the withdrawal of a tender of any of the Notes. None of KEMET, the trustee, the dealer manager, the depositary, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification. No withdrawal of a tender will be deemed to have been validly made until all defects and irregularities with respect to such withdrawal have been cured or waived. Interpretation of the terms and conditions of the tender offer will be made by KEMET in its sole discretion and will be final and binding on all parties.

The Notes are obligations of KEMET and are governed by the Indenture. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the tender offer.

CONDITIONS TO THE TENDER OFFER

This tender offer and our obligation to purchase and pay for the Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon (1) the Funding Condition (which requires receipt by KEMET of  proceeds of the Debt Financing whereby we have issued debt in an aggregate principal amount of at least $225,000,000) and (2) the other general conditions to the tender offer set forth below, being satisfied or waived on or prior to the Expiration Date. If the Funding Condition or any of the other general conditions to the tender offer are not satisfied or waived by KEMET on or prior to the

Expiration Date, KEMET will not be obligated to accept for purchase or to pay for any of the Notes and any Notes that were previously tendered in the tender offer will be promptly returned to the tendering holders.

Subject to applicable law and notwithstanding any other provision of the tender offer and in addition to (and not in limitation of) KEMET’s rights to terminate, extend and/or amend the tender offer in its sole discretion, KEMET shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred on or prior to the Expiration Date:

•                  there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the tender offer, that in the reasonable judgment of KEMET, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of KEMET or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer;

•                  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of KEMET, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the tender offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of KEMET;

•                  there shall have occurred or be likely to occur any event affecting KEMET’s business or financial affairs that, in KEMET’s reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the tender offer;

•                  the trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of KEMET, adversely affect the consummation of the tender offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by KEMET in the making of the tender offer or the acceptance of, or payment for, the Notes; or

•                  there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Notes in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of KEMET, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the tender offer are for the sole benefit of and may be asserted by KEMET, in its sole discretion, regardless of the circumstances giving rise to such conditions, or may be waived (subject to applicable law) by KEMET, in whole or in part, at any time or from time to time on or prior to the Expiration Date, in its sole discretion. The failure by KEMET at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date. Any determination by KEMET concerning the events described in this section shall be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

The tender offer will expire at 11:59 p.m., New York City time, on May 17, 2010, unless extended or earlier terminated by KEMET.

Subject to applicable law, KEMET reserves the right to extend the tender offer on for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement (in the form of a press release to PR Newswire) prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the tender offer, Notes previously tendered pursuant to the tender offer (and not validly withdrawn) will remain subject to the tender offer and may, subject to the terms and conditions of the tender offer, be accepted for purchase by KEMET, subject to withdrawal rights of holders of Notes. For purposes of the tender offer, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

Subject to applicable law, KEMET reserves the right, in its sole discretion, to (1) waive any condition to the tender offer (including the Funding Condition) and accept all Notes previously tendered pursuant to the tender offer, (2) extend the Expiration Date and retain all Notes tendered pursuant to the tender offer, subject, however, to the withdrawal rights of holders of Notes as described under “Withdrawal of Tenders; Absence of Appraisal Rights,” (3) amend the terms of the tender offer in any respect and (4) terminate the tender offer and not accept for purchase any Notes upon failure of any of the conditions to the tender offer.

Any amendment to the tender offer will apply to all Notes that are tendered pursuant to the tender offer regardless of when or in what order such Notes were tendered. If KEMET makes a material change in the terms of the tender offer, KEMET will disseminate additional tender offer materials and will extend the tender offer, in each case, to the extent required by law. In addition, if KEMET changes either (a) the principal amount of the Notes subject to the tender offer or (b) the purchase price of the Notes subject to the tender offer, then the tender offer will be amended to the extent required by law to ensure that the tender offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to holders of Notes by KEMET.

KEMET reserves the right, in its sole discretion, to terminate the tender offer if any conditions applicable to the tender offer set out under “Conditions to the Tender Offer” have not been satisfied or waived by KEMET on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement (in the form of a press release to PR Newswire) of the termination and KEMET will also promptly inform the depositary of its decision to terminate the tender offer.

In the event that the tender offer is terminated or otherwise not completed, the purchase price will not be paid or become payable to holders who have validly tendered their Notes pursuant to the tender offer. In any such event, any Notes previously tendered pursuant to the tender offer will be returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act.

CERTAIN CONSEQUENCES TO HOLDERS OF NOTES NOT TENDERING UPON SUCCESS OF THE TENDER OFFER AND THE RELATED TRANSACTIONS

Consummation of the tender offer may have adverse consequences for holders of Notes that elect not to tender Notes pursuant to the tender offer. In deciding whether to participate in the tender offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Security Interests Granted in Connection with the Debt Financing: The Notes are unsecured obligations of KEMET. Consequently, upon the consummation of the Debt Financing, the Notes will become effectively subordinated to the assets securing the Debt Financing, to the extent of the assets securing such indebtedness.

Covenants Contained in the Senior Notes Offering: The indenture governing the Senior Notes issued in the Debt Financing will contain covenants that, among other things, limit the ability of KEMET and its restricted subsidiaries to (1) incur additional indebtedness or issue certain preferred stock; (2) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (3) make certain investments or other restricted payments; (4) sell certain assets; (5) create liens or use assets as security in other transactions; (6) enter into sale and leaseback transactions; (7) merge, consolidate or transfer or dispose of substantially all of their assets; (8) engage in transactions with affiliates; and (9) designate their subsidiaries as unrestricted subsidiaries. As a result, our ability operate our business will be subject to limitations contained in these covenants. A breach of any of these covenants could result in a default under any or all of such indebtedness. If a default occurs under any such indebtedness, all of the outstanding obligations thereunder could become immediately due and payable, which could result in a default under our other outstanding debt. Our ability to comply with the provisions of the indenture governing the Senior Notes issued in the Debt Financing and our other existing and future debt agreements can be affected by events beyond our control.

Limited Trading Market: The Notes are not listed on any securities exchange or reported on a national quotation system. To the Company’s knowledge, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted pursuant to the tender offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not purchased may be affected adversely to the extent that the number of Notes purchased pursuant to the tender offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following the consummation of the tender offer. The extent of the public market for the Notes following consummation of the tender offer would depend upon, among other things, the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Cancellation of Indebtedness Income: The purchase of Notes pursuant to the tender offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to KEMET to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that any cancellation of indebtedness income will be offset by the current taxable year net operating losses and the net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

Tax Consequences: See “Certain United States Federal Income Tax Considerations” for a discussion of the principal United States federal income tax matters that should be considered in evaluating the tender offer.

CERTAIN CONSEQUENCES TO ALL HOLDERS OF NOTES UPON FAILURE OF THE TENDER OFFER AND THE RELATED TRANSACTIONS

In deciding whether to participate in the tender offer, each holder should consider carefully, in addition to the other information contained in this Offer to Purchase, the following:

Redemption or Repurchase of Notes: If the tender offer is not consummated pursuant to the terms and conditions described in this Offer to Purchase, it is uncertain whether we will be able to identify and consummate, on acceptable terms or otherwise, alternative financing to fund any future repurchase or retirement obligations with respect to the Notes. The failure to successfully implement our financing plans or maintain sufficient cash would have a material adverse effect on our business, results of operations, financial position and liquidity.

MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

Our common stock is traded on the on the Pink Sheets and OTC Bulletin Board under the symbol “KEME.OB.” The table below sets forth the high and low intra day sales prices of the common stock during the indicated time periods. We urge you to obtain more current market price information for our common stock during the tender offer period.

	Price Ranges
	High	Low
Fiscal Year ending March 31, 2011
First Quarter (through April 19, 2010)	$1.75	$1.39
Fiscal Year ending March 31, 2010
Fourth Quarter	$1.74	$1.24
Third Quarter	1.60	1.15
Second Quarter	1.60	0.45
First Quarter	0.84	0.24
Fiscal Year ended March 31, 2009
Fourth Quarter	$0.46	$0.08
Third Quarter	1.50	0.24
Second Quarter	3.29	0.97
First Quarter	4.63	3.23

At April 19, 2010, KEMET’s common stock was held by approximately 226 holders of record.

We have not declared or paid any cash dividends on our common stock since our initial public offering in October 1992. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will be dependent upon, among other factors, our capital requirements, operating results, financial condition and the terms of our credit facilities.

As of April 19, 2010, there was $81,081,000 in aggregate principal amount of Notes outstanding.

CAPITALIZATION OF KEMET

The following table sets forth as of December 31, 2009, our cash and cash equivalents and consolidated capitalization on an actual basis and on an as adjusted basis giving effect to the tender offer and related transactions, including the Debt Financing, as if they had occurred on December 31, 2009, with $40,500,000 in principal amount of Notes (representing approximately 50% of the outstanding Notes) being tendered pursuant to the tender offer and accepted for purchase at a price of $935 per $1,000 of the principal amount tendered. For purposes of presenting in U.S. dollars the amounts outstanding under our euro-denominated credit facilities as of December 31, 2009 and March 31, 2010, we have used the European Central Bank reference rate as of December 31, 2009 and March 31, 2010 (typically calculated at 2:15 p.m. Central European Time) for the euro, which was €1.00 = $1.4406 and €1.00 = $1.3479, respectively. This rate is presented for informational purposes and is not necessarily the same as the rate that is used for purposes of translating euros into U.S. dollars in our financial statements.

	As of December 31, 2009
	Actual	As Adjusted(1) (2)
	(Dollars in thousands)
	(unaudited)
Cash and cash equivalents	$64,974	$40,211

Long-term debt (including current portion):
Platinum Working Capital Loan ($12.5 million limit, matures July 2011)	$10,000	$—
Platinum Line of Credit Loan ($12.5 million limit, matures July 2011)	10,000	—
Platinum Term Loan (matures November 2012)	37,832	—
UniCredit Agreement-A (€53.2 million, matures April 2013)	76,642	—
UniCredit Agreement-B (€35.0 million, matures April 2013)	50,421	—
Vishay Intertechnology Term Loan (matures September 2011)	15,000	—
2.25% Convertible Senior Notes due 2026 (3)	81,081	40,581
Debt Financing (4)	—	225,000
Other debt (5)	13,293	13,293
Total long-term debt (including current portion)	$294,269	$278,874

Stockholders’ equity:
Common stock, par value $0.01, authorized 300,000,000 shares, issued 88,525,000 shares as of December 31, 2009	$885	$885
Additional paid-in capital	481,097	481,097
Retained deficit	(151,105)	(193,729)
Accumulated other comprehensive income	19,776	19,776
Treasury stock, at cost (7,658,000 shares as of December 31, 2009)	(58,989)	(58,989)
Total stockholders’ equity	291,664	249,040
Total capitalization	$585,933	$527,914

(1)      The as adjusted column gives effect to the use of the net proceeds from the Debt Financing to repay all of our outstanding indebtedness under the Platinum Working Capital Loan, the Platinum Line of Credit Loan, the Platinum Term Loan, UniCredit Agreement-A and UniCredit Agreement-B in the amounts described above and to fund this tender offer and to pay estimated fees and expenses in connection with the Debt Financing (including a payment of $5.0 million “success fee” to K Financing LLC as part of the full repayment of the Platinum Term Loan).

(2)      As of March 31, 2010, we had $79.2 million of cash and cash equivalents and we had €53.2 million ($71.7 million) outstanding under UniCredit Agreement-A and €33.0 million ($44.5 million) outstanding under UniCredit Agreement-B, which principal amounts were lower than at December 31, 2009 as a result of the depreciation in the Euro versus the U.S. dollar during the fourth quarter of fiscal year 2010, and in the case of UniCredit Agreement-B, a payment of principal made by us in the fourth quarter of fiscal year 2010. As a result of this reduced amount of indebtedness, our as adjusted cash and cash equivalents as of March 31,2010, would have been $65.3 million.

(3)      Assumes $40,500,000 in principal amount of the Notes are purchased in connection with this tender offer.

(4)      Assumes the Funding Condition (which requires receipt by KEMET of proceeds of the Debt Financing whereby we have issued debt in an aggregate principal amount of at least $225,000,00) is satisfied.  See “Sources and Amount of Funds.”

(5)      Relates to other indebtedness of certain of our foreign subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Treasury Department Circular 230 Notice: To ensure compliance with Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this Offer to Purchase or any document referred to herein is not intended or written to be used, and cannot be used by you for the purpose of avoiding penalties that may be imposed on you under the United States Internal Revenue Code of 1986, as amended (the “Code”); (b) such discussion is written for use in connection with the promotion and marketing of the transactions or matters addressed herein and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

The following is a general discussion of certain U.S. federal income tax consequences of the tender offer to U.S. Holders and Non-U.S. Holders (in both cases as defined below) of the Notes, based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules, including banks, financial institutions or other “financial services” entities, broker dealers, insurance companies, tax exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, persons who use or are required to use a mark to market method of accounting for Notes, persons that hold Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” U.S. Holders that have a functional currency other than the U.S. dollar, former citizens or permanent residents of the United States, partnerships and other pass through entities (or investors in such entities) and persons subject to the alternative minimum tax, nor does it address any estate and gift tax or any state, local or foreign tax consequences. This discussion also does not address any non income, federal, state, local or foreign tax consequences of the tender offer. This summary assumes that Holders have held the Notes exclusively as “capital assets” within the meaning of Section 1221 of the Code.

If any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partners and partnership should consult their tax advisors concerning the tax treatment of the tender offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate and that is not a U.S. Holder.

You are urged to consult your own tax advisors concerning the specific federal, state, local, foreign and other tax consequences of the tender offer to you based on your particular circumstances. This summary of tax consequences is for general information purposes only and is not tax or legal advice.

Tax Consequences to Tendering U.S. Holders

Sale of a Note

The receipt of cash by a U.S. Holder in exchange for a Note will be a taxable transaction for federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than the amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously reported as income), and (ii) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, increased by any market discount previously included in income by the holder with respect to the Note, and decreased by any bond premium in respect of the

Note which has been previously taken into account. In general, bond premium on a note equals the excess, if any, of the purchase price of the Note over the amount payable at maturity on the Note (other than stated interest thereon).

Capital gain or loss recognized on the sale of a Note will be long term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of such sale. Non corporate taxpayers are generally subject to reduced rates of federal income taxation on net long term capital gains. The deductibility of capital losses is subject to certain limitations.

Market Discount

A Note has “market discount” if its stated principal amount exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Unless a current accrual election is made, generally a U.S. Holder of a Note with market discount is not required to include in income all or a portion of any accrued market discount until cash is received with respect to the principal of such Note, e.g., in connection with a disposition of the Note. Accordingly, gain recognized by a U.S. Holder in connection with the tender offer with respect to a Note acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued (but not included in income) during the period the Note was held by such U.S. Holder. This rule will not apply to a U.S. Holder who previously elected to include market discount in income as it accrued for U.S. federal income tax purposes, in which case such U.S. Holder’s adjusted tax basis will have been increased as such accrued market discount was included in income.

Backup Withholding and Information Reporting

A U.S. Holder whose Notes are tendered and accepted for payment by the Company will be subject to backup withholding tax (currently at a rate of 28%) on the gross proceeds from such tender and payment, unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder can generally provide its taxpayer identification number and make the requisite certifications by providing a properly completed IRS Form W-9 (or a valid substitute form). If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is properly and timely furnished. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. When required, information statements will be provided to tendering U.S. Holders and to the IRS reporting the payment of the consideration pursuant to the tender offer, except with respect to U.S. Holders that establish that they are exempt from the information reporting rules.

Tax Consequences to Tendering Non-U.S. Holders

Sale of a Note

Subject to the discussion below relating to interest, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized in connection with the tender offer unless (i) in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year, and certain other conditions are met, or (ii) the gain resulting from the tender offer is effectively connected with a trade or business of the Non-U.S. Holder in the U.S.

If the first exception applies, the Non-U.S. Holder generally will be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S. source losses. If the second exception applies, the Non-U.S. Holder will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. Holder, as described above. In addition, corporate Non-U.S. Holders may be subject to a 30% branch profits tax on their “effectively connected” earnings and profits attributable to such gain (subject to adjustments). If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, the tax treatment of any such gain may be modified in the manner specified by such treaty.

A Non-U.S. Holder that receives cash attributable to accrued but unpaid interest on the Notes pursuant to this Offer to Purchase generally will not be subject to U.S. federal income or withholding tax on such interest, provided that:

•      the interest is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

•      the Non-U.S. Holder certifies its foreign status by providing a properly executed Form W-8BEN;

•      the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; and

•      the Non-U.S. Holder is not (A) a controlled foreign corporation that is related to the Company or (B) a bank receiving interest on a loan entered into in the ordinary course of business.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a lower applicable treaty rate) on payments of interest. If the amount received on account of any accrued but unpaid interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, the Non-U.S. Holder (a) will be subject to U.S. federal income tax on such interest in the same manner as a U.S. Holder (and, with respect to corporate holders, may also be subject to a branch profits tax on their “effectively connected” earnings and profits attributable to such interest at a rate of 30% (or a lower applicable treaty rate)) and (b) will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the appropriate documentation.

Backup Withholding and Information Reporting

A Non-U.S. Holder whose Notes are tendered and accepted for purchase by the Company may be subject to certain information reporting and backup withholding (currently at a rate of 28%) with respect to the receipt of cash in exchange for a Note unless the Non-U.S. Holder certifies its exempt status by providing a properly executed applicable IRS Form W-8 (or an appropriate substitute form). Any amount paid as backup withholding would be creditable against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is properly and timely provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding.

Tax Consequences to Non Tendering Holders

A Holder who does not tender the Notes pursuant to the tender offer should not recognize any gain or loss, and will have the same adjusted tax basis, holding period and accrued market discount, if any, in the Notes.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TENDER OF NOTES.

DEALER MANAGER; INFORMATION AGENT AND DEPOSITARY

KEMET has engaged BofA Merrill Lynch to act as dealer manager in connection with the tender offer. BofA Merrill Lynch will be paid customary fees for its services and be reimbursed for reasonable costs and expenses. KEMET has agreed to indemnify the dealer manager against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof. BofA Merrill Lynch and its affiliates have performed investment banking and advisory services for KEMET from time to time. BofA Merrill Lynch may, from time to time in the future, engage in transactions with and perform services for KEMET in the ordinary course of its businesses. BofA Merril Lynch may make a market in the securities of KEMET.

D.F. King & Co., Inc. is serving as information agent in connection with the tender offer. The information agent will assist with the mailing of this Offer to Purchase and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the tender offer and provide other similar advisory services as KEMET may request from time to time. D.F. King & Co., Inc. has been appointed as depositary for the tender offer. KEMET will pay the depositary and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith). KEMET has also agreed to indemnify the depositary and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and any other required documents (collectively, the “Offering Materials”) should be directed to the dealer manager or to the information agent at one of the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Any questions concerning tender procedures should be directed to the depositary at the address and telephone number set forth on the back of this Offer to Purchase.

FEES AND EXPENSES

KEMET will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by them in forwarding copies of the Offer to Purchase, the Letter of Transmittal and related documents to the beneficial owners of the Notes. KEMET will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the tender offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.

AVAILABLE INFORMATION AND
INCORPORATION OF DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We are “incorporating by reference” information into this Offer to Purchase, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Offer to Purchase, except for any information superseded by information in this Offer to Purchase. This Offer to Purchase incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and are an important part of this Offer to Purchase.

The following documents that we have filed with the SEC (File No. 1-15491) are incorporated by reference into this Offer to Purchase:

•      Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 30, 2009, (except with respect to Item 6, Item 7 and Item 15 thereof, which have been replaced in their entirety by the corresponding items filed in Exhibit 99.1 to the Current Report on Form 8-K filed on November 5, 2009) as amended by Form 10-K/A (Amendment No. 1), filed on February 2, 2010;

•      Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009;

•      Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 5, 2009;

•      Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, filed on February 3, 2010;

•      Those portions of our definitive proxy statement for our 2009 Annual Meeting of Stockholders on Schedule 14A filed on July 1, 2009 which were incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009;

•      Current Reports on Form 8-K filed on April 9, 2009, April 23, 2009, May 5, 2009, June 8, 2009, June 22, 2009, June 30, 2009, August 4, 2009, August 26, 2009, October 6, 2009, November 5, 2009, November 17, 2009, January 28, 2010, February 2, 2010, February 3, 2010, February 11, 2010 and April 20, 2010.

Pursuant to Rule 13e-4 under the Exchange Act, KEMET has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above, as well as through the SEC’s web site, http://www.sec.gov.

We hereby incorporate by reference into this Offer to Purchase all documents (other than information furnished under Item 2.02 or 7.01 in Current Reports on Form 8-K) that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and until our tender offer is completed or terminated and such documents will be a part of this Offer to Purchase from the date of the filing thereof. Any statement contained in this Offer to Purchase or in a document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Offer to Purchase conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this Offer to Purchase, except as modified or superseded.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference documents containing certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this Offer to Purchase should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this Offer to Purchase as well as those discussed under Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended March 31, 2009 and the risks contained in the Company’s Forms 10-Q for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009. The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below, could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that may cause the actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:

•      generally adverse economic and industry conditions, including a decline in demand for our products;

•      the ability to maintain sufficient liquidity to realize current operating plans;

•      the effect of receiving a going concern statement in our auditor’s report on our fiscal year 2009 audited financial statements;

•      reevaluation of the fair value of our reporting segments and potential write downs of long-lived assets resulting from adverse economic conditions;

•      the cost and availability of raw materials;

•      changes in our competitive environment;

•      economic, political, or regulatory changes in the countries in which we operate;

•      the ability to successfully integrate the operations of acquired businesses;

•      the ability to attract, train and retain effective employees and management;

•      the ability to develop innovative products to maintain customer relationships;

•      the impact of various laws and regulations that apply to our business, including those related to environmental matters;

•      our ability to finance and achieve the expected benefits of our manufacturing relocation plan or other restructuring plans;

•      volatility of financial and credit markets which would affect our access to capital;

•      increased difficulty or expense in accessing capital because of the delisting of our common stock from the New York Stock Exchange;

•      exposure to foreign exchange gains and losses;

•      need to reduce costs to offset downward price trends;

•      potential limitation on use of net operating losses to offset possible future taxable income; and

•      the possible existence of a controlling shareholder resulting from the exercise of the warrant by K Equity, LLC

Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in, or incorporated by reference into, this Offer to Purchase, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by Rule 13e-4(d)(2) under the Exchange Act or any other applicable law.

MISCELLANEOUS

Other than with respect to the depositary, the information agent and the dealer manager, none of KEMET or any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by KEMET or any of its affiliates to provide any information or to make any representations in connection with the tender offer, other than those expressly set forth in the Offering Materials, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by KEMET or any of its affiliates. The delivery of the Offering Materials shall not, under any circumstances, create any implication that the information set forth therein is correct as of any time after the date thereof.

From time to time after ten business days following the Expiration Date or termination of the tender offer, KEMET and its affiliates may acquire Notes that remain outstanding, if any, whether or not the tender offer is consummated, through repurchase or redemption of the Notes pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as KEMET or its affiliates may determine, which may be more or less than the price to be paid pursuant to the tender offer and could be for cash or other consideration. KEMET cannot assure you as to which, if any, of these alternatives (or combinations thereof) KEMET or its affiliates might pursue.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offering Materials (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by KEMET, the trustee, the dealer manager, the depositary, the information agent or any other person. The delivery of this Offer to Purchase and the accompanying Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of KEMET since the date thereof, or that the information therein is correct as of any time after the date thereof.

Requests for assistance in completing and delivering the accompanying Letter of Transmittal and requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and other related documents should be directed to the information agent:

The information agent and depositary for the tender offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Bankers and brokers: (212) 269-5550 (Collect)
All others: 1-800-714-3312 (U.S. toll free)

By Registered or Certified Mail, Hand or by Overnight Courier:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attn: Elton Bagley

Facsimile Transmission Number: (212) 809-8838 Attn: Elton Bagley	Confirm by Telephone: (212) 493-6996

Any questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying Letter of Transmittal may be directed to the dealer manager at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The dealer manager for the tender offer is:

BofA Merrill Lynch

One Bryant Park, 10th Floor
New York, NY  10036
Attn:  Debt Advisory Services
Collect:  (646) 855-3401
U.S. Toll Free:  (888) 292-0070